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                       E.E. Templeton & Associates, Inc.
                                 Rt. 1, Box 65
                              Fleming, Ohio 45729
                                Ph: 740-383-4892


November 23, 1999


Atlas Pipeline Partners
Attention: Mr. Jeffrey C. Simmons
2876 S. Arlington Road
Akron, Ohio 44312


Gentlemen:

We hereby consent to the use of our audit report dated October 23, 1997 on reserves and revenue as of September 30, 1997, from certain properties owned by Resource Energy, Inc. a wholly-owned subsidiary of Resource America, Inc., in the Atlas Pipeline Partners, L.P. S-1 filing.


Very truly yours,


/s/

E.E. Templeton & Associates, Inc.